Exhibit 99.1

 duostech

Duos Technologies Group Reports Second Quarter 2025 Results

280% increase in quarterly revenue with a strong start in its energy services and edge computing businesses puts the Company on plan to achieve guidance of $28M to $30M for the full year.

JACKSONVILLE, FL / Globe Newswire / August 14, 2025 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of adaptive, versatile and streamlined Edge Data Center (“EDC”) solutions and operational services for the deployment of "behind the meter” electrical power reported financial results for the second quarter (“Q2 2025”) ended June 30, 2025. In addition to the equivalent quarter revenue growth, consecutive quarterly revenue growth was more than 16% for a total of $10.7 million for the first six months, the highest revenue for that period in the Company’s history.

Second Quarter 2025 and Recent Operational Highlights

•	Recorded over $5.69 million in Services and Consulting revenue including $4.76 million for services related to the Asset Management Agreement (“AMA”) with New APR Energy.
•	Significant improvement in Gross Margin compared to the same quarter one year ago and further improvements expected in Q3.
•	Showcased the first production standalone Edge Data Center (“EDC”) with revenues starting June 1 and began installation activities at three additional locations with long term land lease agreements and identified “anchor tenants”.
•	Placed orders for four additional data centers for a total of 10 units so far, all of which have identified locations plus 20 backup generators the combination of which is expected to meet the goal of 15 deployed units by year end.

•	Through the AMA, completed mobilization and installation of six gas turbine generators (150MW) in Mexico resulting in additional high margin revenue for the Company and four additional generators at a Hyperscaler site in Tennessee.
•	As of the end of the second quarter, the Company had $40.7 million of revenue in backlog plus approximately $18 million of contracted backlog and near-term awards, renewals and other anticipated business to be recognized during the remainder of 2025.
•	Completed a $40 million public offering and raised a further $12.5 million via an At-the-Market (“ATM”) offering bolstering its cash position and putting the Company in position to install 15 EDCs in 2025 and a further 50 EDCs in 2026.

Second Quarter 2025 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Duos Edge AI, Inc., and Duos Energy Corporation (“Duos Energy”).

Total revenues for Q2 2025 increased 280% to $5.74 million compared to $1.51 million in the second quarter of 2024 (“Q2 2024”). Total revenue for Q2 2025 represents an aggregate of approximately $40,000 of technology systems revenue and approximately $5,7 million in recurring services and consulting and hosting revenue. The significant revenue increase in the second quarter, compared to the same quarter last year, was primarily driven by Duos Energy beginning to execute against the Asset Management Agreement ("AMA") with New APR that was signed on December 31, 2024. Under the AMA, Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance-of-plant inventory, providing management, sales, and operational support services to New APR. The decrease in technology systems revenues was primarily attributed to delays outside of the Company’s control with deployment of our two high-speed Railcar Inspection Portals. Although these systems remain largely ready for deployment, customer delays at the deployment site continue to prevent the Company from entering the installation phase. In spite of the timing delays that continue to impact the quarterly results, management remains confident in the long-term potential of the RIP product.

Cost of revenues for Q2 2025 increased 144% to $4.22 million compared to $1.73 million for Q2 2024. The significant increase in cost of revenues was primarily due to supporting the AMA with New APR, where Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance-of-plant inventory, providing management, sales, and operational support services to New APR. The cost of revenues on technology systems decreased compared to the equivalent period in 2024. This reduction is primarily driven by our ability in Q2 2025 to reallocate certain fixed operating and servicing costs for technology systems to support the AMA, an allocation we could not make in the comparative period because the agreement was not yet in effect. It also reflects the ramp-down of manufacturing ahead of field installation of our two high-speed Railcar Inspection Portals, which has continued to temporarily slow project activity and further reduced cost of revenues while we await customer readiness for site deployment.

Gross margin for Q2 2025 increased 808% to $1.52 million compared to negative $0.21 million for Q2 2024. Gross margin improved primarily due to Duos Energy beginning performance of the AMA with New APR. This includes $904,125 in revenue recognized during the three months ended June 30, 2025, related to the Company's 5% non-voting equity interest in the ultimate parent of New APR, which carried no associated costs and therefore contributed at a 100% margin. These revenues and the associated margin contribution were not present in the prior year period.

Operating expenses for Q2 2025 increased 65% to $4.96 million compared to $3.0 million for Q2 2024. The increase in expenses is largely attributed to non-cash stock-based compensation charged for restricted stock granted to the executive team on January 1, 2025, under new employment agreements with a three-year cliff vesting schedule. In addition, the Company recorded compensation expenses for commissions and bonuses of which approximately $1.0 million is one time in nature related to the closure of the APR transaction and associated AMA and 5% ownership grant. Overall, sales and marketing costs declined as resources were allocated to costs of service and consulting revenues in support of the AMA with New APR. Additionally, research and development expenses fell by 21% owing to complete development and testing of prospective technologies. The Company continues to focus on stabilizing operating expenses including evaluating reductions in some areas, while continuing to meet the increased requirements of our new businesses.

Net operating loss for Q2 2025 totaled $3.44 million compared to net operating loss of $3.22 million for Q2 2024. The increase in loss from operations was primarily the result of non-cash stock-based compensation charged for restricted stock and onetime expenses that were not in the comparative period, offset by increased revenues during the quarter, driven by revenue generated by Duos Energy through the AMA with New APR.

Net loss for Q2 2025 totaled $3.52 million compared to net loss of $3.20 million for Q2 2024. The 10% increase in net loss was mostly attributed to the non-cash stock-based compensation charged for restricted stock and one-time compensation expenses that were not in the comparative period, offset by an increase in revenues generated by Duos Energy through the AMA with New APR as described above. Net loss per common share was $0.30 and $0.43 for the three months ended June 30, 2025 and 2024, respectively.

Cash and cash equivalents at June 30, 2025 totaled $1.47 million compared to $6.27 million at December 31, 2024. In addition, the Company had over $2.34 million in receivables and contract assets for a total of approximately $3.81 million in cash and expected short-term liquidity.

Six Month 2025 Financial Results

Total revenue increased 314% to $10.69 million from $2.58 million in the same period last year. Total revenue for the first six months of 2025 represents an aggregate of approximately $105,000 of technology systems revenue and approximately $10.59 million in recurring services and consulting revenue. The significant revenue increase in the period, compared to the same period last year, was primarily driven by Duos Energy beginning to execute against the AMA with New APR that was signed on December 31, 2024. Under the AMA, Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance-of-plant inventory, providing management, sales, and operational support services to New APR. The decrease in technology systems revenues was primarily attributed to delays outside of the Company’s control with deployment of our two high-speed Railcar Inspection Portals. Although these systems remain largely ready for deployment, customer delays at the deployment site continue to prevent the Company from entering the installation phase although this is now expected to be mitigated in the second half of 2025. In spite of the timing delays that continue to impact the quarterly results, management remains confident in the long-term potential of the RIP product.

Cost of revenues increased 191% to $7.86 million from $2.70 million in the same period last year. The significant increase in cost of revenues was primarily due to supporting the AMA with New APR, where Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance-of-plant inventory, providing management, sales, and operational support services to New APR. The cost of revenues on technology systems decreased compared to the equivalent period in 2024. This reduction is primarily driven by our ability in the period to reallocate certain fixed operating and servicing costs for technology systems to support the AMA, an allocation we could not make in the comparative period because the agreement was not yet in effect. It also reflects the ramp-down of manufacturing ahead of field installation of our two high-speed Railcar Inspection Portals, which has continued to temporarily slow project activity and further reduce cost of revenues while we await customer readiness for site deployment.

Gross margin increased 2,462% to $2.83 million from negative $120,000 in the same period last year. Gross margin improved primarily due to Duos Energy beginning performance of the AMA with New APR. This includes $1.81 million in revenue recognized during the period, related to the Company's 5% non-voting equity interest in the ultimate parent of New APR, which carried no associated costs and therefore contributed at a 100% margin. These revenues and the associated margin contribution were not present in the prior year period.

Operating expenses increased 38% to $8.06 million from $5.86 million in the same period last year. The Company experienced a significant increase in overall operating expenses compared to the same period in 2024. Sales and marketing costs declined as resources were allocated to costs of service and consulting revenues in support of the AMA with New APR. Additionally, research and development expenses fell by 5% owing to scaled-back testing of prospective technologies. General and administration costs increased 73%, largely due to non-cash stock-based compensation charged for restricted stock granted to the executive team on January 1, 2025, under new employment agreements with a three-year cliff vesting schedule as well as one time compensation costs related to the closing of the AMA and 5% ownership agreements as previously described. Additionally, there were general and administration costs that were allocated to cost of service and consulting revenues in support of the AMA with New APR. Overall, the Company continues to focus on stabilizing operating expenses while meeting the increased needs of our customers.

Net operating loss totaled $5.23 million compared to net operating loss of $5.98 million in the same period last year. The decrease in loss from operations was primarily the result of increased revenues during the period, driven by revenue generated by Duos Energy through the AMA with New APR. The net operating losses are expected to improve in the second half of 2025.

Net loss totaled $5.60 million compared to a net loss of $5.96 million in the same period last year. The 6% decrease in net loss was mostly attributed to the increase in revenues generated by Duos Energy through the Asset Management Agreement with New APR as described above. Net loss per common share was $0.48 and $0.81 for the six months ending June 30, 2025 and 2024, respectively.

Financial Outlook

At the end of the second quarter, the Company’s contracts in backlog represented approximately $40.7 million in revenue, of which approximately $18 million is expected to be recognized in calendar 2025 including an estimated $12.3 million of contracted backlog and $5.7 million in expected near-term awards, renewals and anticipated additional business. The remaining contract backlog consists of multi-year service and software agreements, along with project revenues extending beyond 2025, related to Duos, Duos Edge AI, and Duos Energy.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2025, the Company is reiterating its previously stated revenue expectations for the fiscal year ending December 31, 2025. The Company expects total revenue for 2025 to range between $28 million and $30 million, representing an increase of 285% to 312% from 2024. Duos expects this improvement in operating results to be reflected over the course of the full year in 2025.

Management Commentary

"I continue to be impressed with the significant improvement in the business since our pivot in the middle of 2024 to add new businesses to the Duos portfolio. We have recorded higher revenues in the first half than at any other time in the Company’s history and I am highly confident of our continued progress in the second half, not only achieving our revenue guidance but also I am anticipating that we will be recording the first quarter of breakeven or better in the Company’s history," said Chuck Ferry, Duos CEO. “My expectation is that we will continue to deliver growth, in the second half and beyond, as the results of all our current and planned initiatives become booked revenues.”

Conference Call

The Company’s management will host a conference call today, August 14, 2025, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Thursday, August 14, 2025

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13755359

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact DUOT@duostech.com.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiaries, Duos Technologies, Inc., Duos Edge AI, Inc., and Duos Energy Corporation, designs, develops, deploys and operates intelligent technology solutions for Machine Vision and Artificial Intelligence (“AI”) applications including real-time analysis of fast-moving vehicles, Edge Data Centers and power consulting. For more information, visit www.duostech.com , www.duosedge.ai and www.duosenergycorp.com.

Forward-Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to generate sufficient cash to expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,	For the Three Months Ended June 30,	For the Six Months Ended June 30,	For the Six Months Ended June 30,
	2025	2024	2025	2024

REVENUES:
Technology systems	$41,397	$264,999	$106,081	$534,854
Services and consulting	926,241	1,245,497	1,898,992	2,046,322
Services and consulting - related parties	4,760,403	—	8,675,153	—
Hosting Revenue	8,000	—	8,000	—

Total Revenues	5,736,041	1,510,496	10,688,226	2,581,176

COST OF REVENUES:
Technology systems	348,215	780,912	580,479	1,364,349
Services and consulting	877,058	944,148	1,625,252	1,336,759
Services and consulting - related parties	2,976,469	—	5,634,537	—
Hosting	15,343	—	15,343	—

Total Cost of Revenues	4,217,085	1,725,060	7,855,611	2,701,108

GROSS MARGIN	1,518,956	(214,564)	2,832,615	(119,932)

OPERATING EXPENSES:
Sales and marketing	417,640	712,456	712,615	1,265,942
Research and development	307,339	390,000	731,770	772,142
General and administration	4,234,660	1,899,396	6,618,541	3,819,446

Total Operating Expenses	4,959,639	3,001,852	8,062,926	5,857,530

LOSS FROM OPERATIONS	(3,440,683)	(3,216,416)	(5,230,311)	(5,977,462)

OTHER INCOME (EXPENSES):
Interest expense	(87,349)	(1,150)	(409,926)	(1,595)
Change in fair value of warrant liabilities	—	—	—	—
Gain on extinguishment of warrant liabilities	—	—	—	—
Interest income on lease receivable	1,247	—	1,247	—
Other income, net	8,754	13,395	41,296	22,577

Total Other Income (Expenses), net	(77,348)	12,245	(367,383)	20,982

NET LOSS	$(3,518,031)	$(3,204,171)	$(5,597,694)	$(5,956,480)

Basic and Diluted Net Loss Per Share	$(0.30)	$(0.43)	$(0.48)	$(0.81)

Weighted Average Shares-Basic and Diluted	11,847,115	7,450,676	11,619,714	7,378,813

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$1,474,395	$6,266,296
Accounts receivable, net	227,802	109,007
Accounts receivable, net - related parties	1,247,333	294,434
Contract assets	730,570	635,774
Subscription receivable	98,235	—
Lease receivable	34,440	—
Inventory	509,531	605,356
Prepaid expenses and other current assets	453,614	176,338

Total Current Assets	4,775,920	8,087,205

Inventory - non current, net	196,315	196,315
Lease receivable, less current portion	245,543	—
Property and equipment, net	3,604,910	2,771,779
Operating lease right of use asset - Office Lease, net	3,843,961	4,028,397
Financing lease right of use asset - Edge Data Centers, net	1,868,359	2,019,180
Security deposit	450,000	500,000

OTHER ASSETS:
Equity Investment - Sawgrass APR Holdings LLC	7,233,000	7,233,000
Intangible Asset, net	8,495,875	9,592,118
Patents and trademarks, net	145,891	127,300
Software development costs, net	273,862	403,383
Total Other Assets	16,148,628	17,355,801

TOTAL ASSETS	$31,133,636	$34,958,677

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$889,326	$969,822
Notes payable - financing agreements	219,834	17,072
Accrued expenses	554,688	373,251
Operating lease obligation - Office Lease -current portion	808,516	798,556
Financing lease obligations - Edge Data Centers - current portion	527,777	367,451
Notes payable, net of discount - related parties	1,085,139	1,758,396
Contract liabilities, current	2,870,631	3,188,518
Contract liabilities, current - related parties	6,116,500	8,616,500

Total Current Liabilities	13,072,411	16,089,566

Contract liabilities, less current portion	6,303,392	7,399,634
Contract liabilities, less current portion - related parties	1,808,250	3,616,500
Operating lease obligation - Office Lease, less current portion	3,665,016	3,867,042
Financing lease obligations - Edge Data Centers, less current portion	1,551,920	1,724,604

Total Liabilities	26,400,989	32,697,346

Commitments and Contingencies (Note 8)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,441,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at June 30, 2025 and December 31, 2024, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at June 30, 2025 and December 31, 2024, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at June 30, 2025 and December 31, 2024, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 999 and 1,299 issued and outstanding at June 30, 2025 and December 31, 2024, respectively, convertible into common stock at $3.00 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 12,500 and 13,500 issued and outstanding at June 30, 2025 and December 31, 2024, respectively, convertible into common stock at $2.61 per share	13	14
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at June 30, 2025 and December 31, 2024, respectively, convertible into common stock at $6.20 per share	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 12,321,162 and 8,922,576 shares issued, 12,319,838 and 8,921,252 shares outstanding at June 30, 2025 and December 31, 2024, respectively	12,320	8,921
Additional paid-in-capital	84,843,468	76,777,856
Accumulated deficit	(79,965,703)	(74,368,009)
Sub-total	4,890,099	2,418,783
Less: Treasury stock (1,324 shares of common stock at June 30, 2025 and December 31, 2024)	(157,452)	(157,452)
Total Stockholders' Equity	4,732,647	2,261,331

Total Liabilities and Stockholders' Equity	$31,133,636	$34,958,677

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2025	2024

Cash from operating activities:
Net loss	$(5,597,694)	$(5,956,480)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,429,701	781,835
Inventory write-off	25,000	—
Stock based compensation	2,133,933	241,694
Stock issued for services	90,000	80,000
Amortization of debt discount related to warrant liabilities	326,743	168,562
Amortization of operating lease right of use asset - Office Lease	184,437	—
Amortization of lease right of use asset - Edge Data Centers	150,821	—
Changes in assets and liabilities:
Accounts receivable	(118,795)	1,333,668
Accounts receivable-related parties	(952,898)	—
Lease receivable	2,789	—
Note receivable	—	(3,750)
Contract assets	(94,796)	(497,448)
Inventory	120,434	165,792
Prepaid expenses and other current assets	200,451	175,073
Accounts payable	(80,496)	253,863
Security deposit	50,000	50,000
Accrued expenses	181,437	87,912
Operating lease obligation - Office Lease	(192,066)	(166,477)
Financing lease obligations - Edge Data Centers	(12,359)	—
Contract liabilities	(1,414,129)	(655,228)
Contract liabilities, related parties	(4,308,250)	—

Net cash used in operating activities	(7,875,737)	(3,940,984)

Cash flows from investing activities:
Purchase of patents/trademarks	(24,482)	(4,765)
Purchase of property and equipment	(1,363,559)	(884,520)

Net cash used in investing activities	(1,388,041)	(889,285)

Cash flows from financing activities:
Repayments on financing agreements	(274,965)	(227,184)
Repayments of notes payable, related parties	(1,000,000)	—
Proceeds from common stock issued	5,692,579	115,563
Proceeds from exercise of stock options	144,777	—
Stock issuance cost	(205,238)	(76,188)
Proceeds from shares issued under Employee Stock Purchase Plan	114,724	87,348
Proceeds from preferred stock issued	—	2,995,002

Net cash provided by financing activities	4,471,877	2,894,541

Net increase (decrease) in cash	(4,791,901)	(1,935,728)
Cash, beginning of period	6,266,296	2,441,842
Cash, end of period	$1,474,395	$506,114

Supplemental Disclosure of Cash Flow Information:
Interest paid	$3,865	$1,596
Taxes paid	$19,733	$5,055

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$477,727	$426,661
Transfer of inventory to property and equipment	$49,609	$300,000
Intangible asset acquired with contract liability	$—	$11,161,428
Transfer of property and equipment to lease receivable	$282,772	$—
Subscription receivable	$98,235	$—
Conversion of Series E Preferred Stock into common stock	$1	$—